CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 31, 1997, relating to the financial statements and per share data and ratios of The U.S. Treasury Money Fund of America, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Reports to Shareholders" in the Statement of Additional Information.

PRICE WATERHOUSE LLP

Los Angeles, California
November 24, 1997